Exhibit 99.1

Qwest Reports Fourth Quarter and Full Year 2009 Results

Fourth Quarter and Full Year Highlights

•                  Full year adjusted free cash flow of $1.9 billion, up 34% from prior year(a)

•                  Full year adjusted EBITDA of $4.4 billion

•                  Adjusted EBITDA margin of 36.2% in the fourth quarter on strong contributions from each segment; margin improves 220 basis points for the full year

•                  Fourth quarter strategic revenue growth of 4% driven by demand for enterprise IP and mass markets broadband services

•                  Completed successful migration to wireless reseller model

•                  Strengthened balance sheet and improved financial flexibility

Unaudited (in millions, except per share and margin amounts)

	4Q 2009	4Q 2008	Change		FY 2009	FY 2008	Change
Operating Revenue	$2,994	$3,315	(9.7)%		$12,311	$13,475	(8.6)%
Operating Income	450	559	(19.5)%		1,975	2,097	(5.8)%
Income before Income Taxes	177	290	(39.0)%		903	1,051	(14.1)%
Net Income	108	177	(39.0)%		662	652	1.5%
Net Income per Diluted Share	$0.06	$0.10	(40.0)%		$0.38	$0.37	2.7%
Adjusted EBITDA	1,085	1,179	(8.0)%		4,415	4,547	(2.9)%
Adjusted EBITDA Margin	36.2%	35.6%	60	bps	35.9%	33.7%	220	bps
Adjusted Free Cash Flow	506	593	(14.7)%		1,930	1,439	34.1%

(a) See Attachment E for Non GAAP Reconciliations

DENVER – Feb. 16, 2010 – Qwest Communications (NYSE: Q) today reported financial results for the fourth quarter and full year 2009.  In the quarter, the company reported solid growth in business and consumer data services, continued to produce strong cash flows and made significant progress on key initiatives.

In the fourth quarter, net income was $108 million. Earnings per share were 6 cents compared to 10 cents in the fourth quarter 2008.  The current quarter’s earnings per share results include a 2 cent charge for severance cost.  Results in the prior-year period include a 1 cent charge for severance.  Full year 2009 earnings per share were 38 cents compared to 37 cents in 2008. Full year 2008 earnings per share results include 3 cents of net one-time charges. One-time items had a net neutral impact on 2009 full year results.

Fourth quarter consolidated net operating revenues declined 10 percent compared to the fourth quarter 2008.  After excluding the effects of the company’s transition to a new wireless business model, revenue declined 7 percent year over year. Reported net operating revenues declined 2 percent sequentially from the third quarter and declined 1 percent sequentially after adjusting for the change in the wireless business model.  Full year 2009 revenues declined 9 percent on a reported basis and decreased 6 percent after adjusting for the change in the wireless business model.

Adjusted EBITDA for the quarter was $1.09 billion compared to $1.18 billion in the fourth quarter 2008. The current quarter’s results include $44 million of incremental non-cash pension and OPEB expenses compared to the fourth quarter 2008.  Full year adjusted EBITDA was $4.4 billion compared to $4.5 billion in 2008. After eliminating the impacts of an incremental $210 million in non-cash pension and OPEB expense in 2009, adjusted EBITDA increased 2 percent compared to full year 2008.

The adjusted EBITDA margin was 36.2 percent in the quarter, an improvement of 60 basis points compared to the fourth quarter 2008 and a 40 basis point sequential improvement. Full year 2009 adjusted EBITDA margin of 35.9 percent is a 220 basis point improvement from 2008. Excluding the impacts of incremental non-cash pension related expenses, full year consolidated margin improved 390 basis points.

In the fourth quarter, adjusted free cash flow was $506 million.  Full year adjusted free cash flow totaled $1.93 billion compared to $1.44 billion in 2008.  The increase in adjusted free cash flow in 2009 was due to both higher cash from operating activities and lower capital expenditures. Full year adjusted free cash flow performance in 2009 was at its highest level since Qwest’s merger with U S WEST in 2000.

Qwest continued to make strong progress on key initiatives in the fourth quarter.  The Business Markets segment again reported strong growth in IP services revenues. The company completed a successful migration of its wireless services from the Sprint network to the Verizon Wireless platform, finishing the quarter with nearly 850,000 wireless users. Qwest continued to aggressively deploy fiber to the node (FTTN) capabilities in the quarter, and services are now available to more than 3.5 million residential households.  In the quarter, 80,000 customers added high speed Internet services that utilize the fiber network.  The company made good progress on retention efforts in the consumer market in the quarter with the absolute number of access line losses at their lowest level in two years. In the fourth quarter, Qwest also signed contracts to deliver fiber-based backhaul services for wireless companies. In total, the company has nearly 2,000 cell sites under contract with most of these expected to be built out in 2010.

“In the quarter, we continued to create innovative approaches to drive efficiency and perfect the customer experience” said Edward A. Mueller, Qwest chairman and CEO.  “Throughout 2009, the Qwest team stood up to the challenges of a tough economy and highly competitive markets to deliver value for our shareholders.  In particular, we did an excellent job of generating cash flows and strengthening the balance sheet. In 2010, our goal is to continue to excel in these areas while adding improved revenue performance to our list of achievements. We continue to be optimistic about our prospects in the coming year.”

CONSOLIDATED FINANCIAL RESULTS

Revenue

Qwest reported consolidated net operating revenue of $3.0 billion in the fourth quarter. Total strategic services revenue of $1.1 billion increased 4 percent year over year, driven by 7 percent growth in Business Markets and a 4 percent increase in Mass Markets.  Legacy services revenue of $1.7 billion decreased 13 percent annually. The decline in legacy services is due to lower demand for voice services, efforts to improve wholesale profitability and customer transitions to newer generation data services.

Expense

Consolidated operating expenses in the quarter were $2.5 billion, a decrease of 8 percent year over year.  Cost of sales declined 10 percent due to lower volumes, a reduced workforce and the wireless migration. Selling expense declined 17 percent mainly because of reduced marketing spend, a reduction in workforce and lower bad debt expense. Reported general, administrative and other operating expenses were flat in the quarter.  However, these expenses improved 14 percent after adjusting for the impacts of higher severance charges and increased pension and OPEB expense. Sequentially, operating expenses declined 1 percent as lower channel expenses were offset by increased severance costs. Total employees at the end of the period were approximately 30,100, down 4 percent from the third quarter and 8 percent from the end of 2008.

Net Income

Net income for the fourth quarter was $108 million, a 39 percent decline from the year-ago period. The decline is due to lower operating income, driven by lower revenues and increased interest expense, which were partially offset by lower expenses. Approximately two-thirds of the decline is related to increased non-cash pension expense and higher severance charges. Net income declined $28 million sequentially in the fourth quarter primarily due to increased severance.

SEGMENT FINANCIAL RESULTS

Business Markets

Business Markets produced top-line performance that again led its major peers and delivered a solid profit contribution in the quarter. Qwest’s success in the enterprise space continues to be driven by a strong mix of data and IP services, a diverse customer mix and differentiated user support.

Business Markets reported total revenues of $1.03 billion, a 2 percent drop from the fourth quarter 2008 and a 1 percent sequential decline. Total recurring service revenue decreased 1 percent from the year-ago period and was flat with the third quarter. Strategic revenue growth of 7 percent was driven by 24 percent growth in IP services. Legacy services declined 8 percent year over year.

The segment income contribution from Business Markets increased 3 percent year over year but declined 1 percent from the third quarter. Segment income margin of 39.5 percent improved 200 basis points from a year ago.  The margin improvement is mainly due to improved channel expense efficiencies.

Mass Markets

In the quarter, Qwest achieved some early success from its move to a more localized go-to-market approach. This included continued success in selling bundled service offerings, improving access line retention and additional cost efficiencies. However, wireless substitution, increased unemployment, low business formation and soft housing trends in Qwest’s 14-state region continued to impact voice revenues.

Mass Markets segment revenues of $1.20 billion declined 13 percent from the fourth quarter 2008 on a reported basis. Revenues declined 7 percent after normalizing for the wireless business model transition.  Strategic revenues grew 4 percent year over year while legacy revenues decreased 11 percent due to continued line losses. Sequentially, revenue declined 2 percent on a reported basis and declined 1 percent after adjusting for wireless.

Segment income for the quarter declined 7 percent compared to the year-ago period but improved 2 percent from the third quarter. Expenses were down 20 percent from the year-ago period and 7 percent sequentially. The year-over-year improvement was mainly due to lower sales and marketing expenses and lower wireless costs. The sequential improvement is primarily related to lower sales and marketing costs.  Segment income margin percentage improved 360 basis points compared to the year-ago quarter.

Total net broadband subscribers increased by 23,000 in the quarter, bringing total subscribers to nearly 3 million. Once again, demand within the FTTN footprint fueled subscriber growth. Total FTTN subscribers reached 420,000, or 14 percent of Qwest’s total high-speed Internet customers.

Total wireless subscribers at the end of the quarter were 850,000, up 64,000 from the end of the third quarter. Qwest concluded MVNO services on Oct. 31, 2009.

Qwest added 23,000 DIRECTV subscribers in the quarter. This was offset by the elimination of 5,000 Qwest legacy video customers.  At the end of the period, approximately 15 percent of Qwest’s primary access line customers were subscribing to DIRECTV services.

Wholesale Markets

Wholesale Markets top-line continued to be impacted by industry facility consolidation efforts and access line trends that are pressuring demand.  In the quarter, Wholesale achieved segment margin improvement and reported a sequential gain in strategic revenues.

Segment revenue of $679 million declined 14 percent compared to the prior year mainly due to lower long-distance revenue.  Sequentially, revenue decreased $21 million, or 3 percent.

Wholesale segment income declined $40 million, or 8 percent, from the fourth quarter 2008 and declined 3 percent from the third quarter. Reduced facility costs and lower channel expenses partially offset the lower revenues. Wholesale segment income margin percentage improved 410 basis points year over year, mainly due to an improved revenue mix.

Cash Flow and Capital Investment

Adjusted free cash flow was $506 million for the quarter and $1.93 billion for the full year 2009.   Improved cash from operating activities and lower capital expenditures contributed to the strong free cash flow results.

Capital expenditures for the quarter were $386 million bringing the total for 2009 to $1.4 billion. In addition, the company leased capital equipment in 2009 with a value of approximately $107 million.  Lower network volumes, reduced customer demand and unit purchasing costs, and fewer housing starts contributed to lower capital spending throughout the year.

Balance Sheet

In the quarter, the company continued to strengthen its balance sheet. In total, Qwest reduced its net debt by $1.2 billion in 2009. Net debt was $11.8 billion at the end of the quarter compared to $12.1 billion at the end of the third quarter and $13.0 billion at the end of 2008.  Overall cash and cash equivalent balances increased to $2.4 billion from $2.1 billion at the end of the third quarter.  The company’s net debt-to-adjusted EBITDA leverage ratio was 2.7 times, which is equal to the third quarter but an improvement from 2.9 times at the end of 2008.

In early January 2010, the company successfully issued $800 million of debt at the parent company at a coupon rate of 7.125 percent. The company currently plans to redeem all debt maturing over the next twelve months and may call the Convertible Senior Notes due 2025. In addition, the company has called for the early redemption of $525 million of notes that were scheduled to mature in February 2011.

Shareholder Returns

Qwest returned $138 million to shareholders in the fourth quarter through a dividend of 8 cents per share.   On Dec. 16, Qwest’s board of directors approved the payment of a first quarter dividend of 8 cents per share.  The dividend will be paid on March 12, 2010, to shareholders of record as of Feb. 19, 2010. This marks Qwest’s ninth consecutive quarterly dividend.

Guidance

Qwest expects to report improving revenue comparisons over the course of 2010 with the year-over-year decline improving to a low- to mid-single digit rate by the fourth quarter.  Qwest expects to achieve full year 2010 adjusted EBITDA in a range of $4.3 to $4.4 billion.  In 2010, Qwest expects full year pension and post-retirement benefit expenses to be approximately $130 million, a decline of approximately $70 million from 2009 levels. The outlook for full year 2010 capital investments is $1.7 billion or lower. The company may continue to use lease financing in 2010 for some of its capital investments. Full year adjusted free cash flow is expected to be $1.5 to $1.6 billion.

Conference Call Today

As previously announced, Qwest will host a conference call for investors and the media today at 9 a.m. EST. A live webcast, including a simultaneous slide presentation, and replay of the call is available at www.qwest.com/about/investor/events. Additional quarterly historical financial information can be found at www.qwest.com/about/investors/financial/index.

About Qwest

Customers coast-to-coast turn to Qwest’s industry-leading national fiber-optic network and world-class customer service to meet their communications and entertainment needs. For residential customers, Qwest offers a new generation of fiber-optic Internet service, high-speed Internet solutions, as well as digital home phone, wireless service available through Verizon Wireless and DIRECTV services.  Qwest is also the choice of 95 percent of Fortune 500 companies, offering a full suite of network, data and voice services for small businesses, large businesses, government agencies and wholesale customers. Additionally, Qwest participates in Networx, the largest communications services contract in the world, and is recognized as a leader in the network services market by leading technology industry analyst firms.

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Forward-Looking Statement Note

This release may contain projections and other forward-looking statements that involve risks and uncertainties. These statements may differ materially from actual future events or results. Readers are referred to the documents filed by us with the Securities and Exchange Commission, specifically the most recent reports which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements, including but not limited to: access line losses due to increased competition, including from technology substitution of our access lines with wireless and cable alternatives, among others; our substantial indebtedness, and our inability to complete any efforts to further de-lever our balance sheet; adverse results of increased review and scrutiny by media and others (including any internal analyses) of financial reporting issues and practices or otherwise; rapid and significant changes in technology and markets; any adverse developments in commercial disputes or legal proceedings; potential fluctuations in quarterly results; volatility of our stock price; intense competition in the markets in which we compete including the effects of consolidation in our industry; changes in demand for our products and services; acceleration of the deployment of advanced new services, such as broadband data, wireless and video services, which could require substantial expenditure of financial and other resources in excess of contemplated levels; higher than anticipated employee levels, capital expenditures and operating expenses; adverse changes in the regulatory or legislative environment affecting our business; changes in the outcome of future events from the assumed outcome included in our significant accounting policies; our ability to utilize net operating losses in projected amounts; and continued unfavorable general economic conditions.  The information contained in this release is a statement of Qwest’s present intention, belief or expectation and is based upon, among other things, the existing regulatory environment, industry conditions, market conditions and prices, the economy in general and Qwest’s assumptions. Qwest may change its intention, belief or expectation, at any time and without notice, based upon any changes in such factors, in Qwest’s assumptions or otherwise. The cautionary statements contained or referred to in this release should be considered in connection with any subsequent written or oral forward-looking statements that Qwest or persons acting on its behalf may issue. This release may include analysts’ estimates and other information prepared by third parties for which Qwest assumes no responsibility.  Qwest undertakes no obligation to review or confirm analysts’ expectations or estimates or to release publicly any revisions to any forward-looking statements and other statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.  By including any information in this release, Qwest does not necessarily acknowledge that disclosure of such information is required by applicable law or that the information is material.

The marks that comprise the Qwest logo are registered trademarks of Qwest Communications International Inc. in the U.S. and certain other countries.

Contact Information

Media Contact:
Diane Reberger
303-992-1662
diane.reberger@qwest.com

Investor Contact:
Kurt Fawkes
303-992-0029
kurt.fawkes@qwest.com

ATTACHMENT A

QWEST COMMUNICATIONS INTERNATIONAL INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (1)

(UNAUDITED)

	Three Months Ended			Year Ended
	December 31,			December 31,
	2009	2008	% Change	2009	2008	% Change
	(Dollars in millions except per share amounts, shares in thousands)

Operating revenue	$2,994	$3,315	(9.7)%	$12,311	$13,475	(8.6)%
Operating expenses:
Cost of sales (exclusive of depreciation and amortization)	924	1,023	(9.7)%	3,718	4,585	(18.9)%
Selling	459	551	(16.7)%	1,961	2,208	(11.2)%
General, administrative and other operating	582	581	0.2%	2,346	2,231	5.2%
Depreciation and amortization	579	601	(3.7)%	2,311	2,354	(1.8)%
Total operating expenses	2,544	2,756	(7.7)%	10,336	11,378	(9.2)%
Operating income	450	559	(19.5)%	1,975	2,097	(5.8)%
Other expense (income)—net:
Interest expense on long-term borrowings and capital leases—net	279	264	5.7%	1,089	1,069	1.9%
Other—net	(6)	5	nm	(17)	(23)	(26.1)%
Total other expense (income)—net	273	269	1.5%	1,072	1,046	2.5%
Income before income taxes	177	290	(39.0)%	903	1,051	(14.1)%
Income tax expense	69	113	(38.9)%	241	399	(39.6)%
Net income	$108	$177	(39.0)%	$662	$652	1.5%

Earnings per common share:
Basic	$0.06	$0.10	(40.0)%	$0.38	$0.38	—%
Diluted	$0.06	$0.10	(40.0)%	$0.38	$0.37	2.7%

Weighted average common shares outstanding:
Basic	1,715,257	1,696,833	1.1%	1,709,346	1,728,731	(1.1)%
Diluted	1,720,551	1,697,665	1.3%	1,713,498	1,730,206	(1.0)%

nm—Percentages greater than 200% and comparisons between positive and negative values or to/from zero values are considered not meaningful.

(1)  Effective January 1, 2009, we adopted FSP APB 14-1(Accounting Standards Codification (“ASC’’) 470). The adoption of this FSP resulted in us retrospectively adjusting previously reported net income, interest expense on long-term borrowings and capital leases—net and income tax expense for all periods presented.

ATTACHMENT B

QWEST COMMUNICATIONS INTERNATIONAL INC.

CONDENSED CONSOLIDATED BALANCE SHEETS (1)

(UNAUDITED)

	December 31,	December 31,
	2009	2008
	(Dollars in millions)

ASSETS

Current assets:
Cash and cash equivalents	$2,406	$565
Other	2,208	2,405
Total current assets	4,614	2,970
Property, plant and equipment—net and other	15,766	17,171
Total assets	$20,380	$20,141

LIABILITIES AND STOCKHOLDERS’ DEFICIT

Current liabilities:
Current portion of long-term borrowings	$2,196	$820
Accounts payable and other	2,901	3,033
Total current liabilities	5,097	3,853
Long-term borrowings—net	12,004	12,735
Other	4,457	4,939
Total liabilities	21,558	21,527
Stockholders’ deficit	(1,178)	(1,386)
Total liabilities and stockholders’ deficit	$20,380	$20,141

(1)  Effective January 1, 2009, we adopted FSP APB 14-1(ASC 470). The adoption of this FSP resulted in us retrospectively adjusting previously reported long-term borrowings—net, other assets and liabilities and stockholders’ deficit for all periods presented.

ATTACHMENT C

QWEST COMMUNICATIONS INTERNATIONAL INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Year Ended
	December 31,
	2009	2008
	(Dollars in millions)

Cash provided by operating activities	$3,307	$2,931
Cash used for investing activities	(1,406)	(1,693)
Cash used for financing activities	(60)	(1,575)
Increase (decrease) in cash and cash equivalents	$1,841	$(337)

ATTACHMENT D

QWEST COMMUNICATIONS INTERNATIONAL INC.

SELECTED CONSOLIDATED DATA

(UNAUDITED)

	Three Months Ended			Year Ended
	December 31,			December 31,
	2009	2008	% Change	2009	2008	% Change
	(Dollars in millions)			(Dollars in millions)
Operating revenue (2):
Total segment revenue	$2,904	$3,215	(9.7)%	$11,955	$13,110	(8.8)%
Other revenue (primarily USF surcharges)	90	100	(10.0)%	356	365	(2.5)%
Total operating revenue	$2,994	$3,315	(9.7)%	$12,311	$13,475	(8.6)%

Total segment results (2) (3):
Total segment revenue	$2,904	$3,215	(9.7)%	$11,955	$13,110	(8.8)%
Total segment expenses	1,367	1,598	(14.5)%	5,726	6,831	(16.2)%
Total segment income	$1,537	$1,617	(4.9)%	$6,229	$6,279	(0.8)%
Total segment margin percentage	52.9%	50.3%		52.1%	47.9%

Revenue, expenses, income and margin percentage by segment (1) (2) (3):
Business markets:
Revenue:
Strategic services (4)	$410	$382	7.3%	$1,594	$1,419	12.3%
Legacy services (4)	467	505	(7.5)%	1,942	2,109	(7.9)%
Total strategic & legacy services	877	887	(1.1)%	3,536	3,528	0.2%
Data integration (4)	148	163	(9.2)%	557	571	(2.5)%
Total revenue	1,025	1,050	(2.4)%	4,093	4,099	(0.1)%
Expenses:
Direct segment expenses	294	327	(10.1)%	1,171	1,240	(5.6)%
Assigned facility, network and other expenses	326	329	(0.9)%	1,304	1,340	(2.7)%
Total expenses	620	656	(5.5)%	2,475	2,580	(4.1)%
Income	$405	$394	2.8%	$1,618	$1,519	6.5%
Margin percentage	39.5%	37.5%		39.5%	37.1%
Mass markets:
Revenue:
Strategic services (4)	$356	$341	4.4%	$1,399	$1,335	4.8%
Legacy services (4)	840	946	(11.2)%	3,508	3,946	(11.1)%
Total strategic & legacy services	1,196	1,287	(7.1)%	4,907	5,281	(7.1)%
Qwest-branded wireless services (4)	4	89	(95.5)%	112	459	(75.6)%
Total revenue	1,200	1,376	(12.8)%	5,019	5,740	(12.6)%
Expenses:
Direct segment expenses	221	294	(24.8)%	1,031	1,299	(20.6)%
Assigned facility, network and other expenses	294	346	(15.0)%	1,215	1,580	(23.1)%
Total expenses	515	640	(19.5)%	2,246	2,879	(22.0)%
Income	$685	$736	(6.9)%	$2,773	$2,861	(3.1)%
Margin percentage	57.1%	53.5%		55.3%	49.8%
Wholesale markets:
Revenue:
Strategic services (4)	$307	$310	(1.0)%	$1,222	$1,227	(0.4)%
Legacy services (4)	372	479	(22.3)%	1,621	2,044	(20.7)%
Total revenue	679	789	(13.9)%	2,843	3,271	(13.1)%
Expenses:
Direct segment expenses	30	43	(30.2)%	156	179	(12.8)%
Assigned facility, network and other expenses	202	259	(22.0)%	849	1,193	(28.8)%
Total expenses	232	302	(23.2)%	1,005	1,372	(26.7)%
Income	$447	$487	(8.2)%	$1,838	$1,899	(3.2)%
Margin percentage	65.8%	61.7%		64.7%	58.1%

Capital expenditures (8):	$386	$361	6.9%	$1,409	$1,777	(20.7)%

ATTACHMENT D

(CONTINUED)

QWEST COMMUNICATIONS INTERNATIONAL INC.

SELECTED CONSOLIDATED DATA

(UNAUDITED)

	December 31,
	2009	2008	% Change
	(Amounts in thousands, except for employees)
Operating metrics:

Total employees	30,138	32,937	(8.5)%

Access lines:
Business markets (6)	2,396	2,636	(9.1)%
Mass markets	6,840	7,796	(12.3)%
Wholesale markets (5)	1,030	1,133	(9.1)%
Total access lines	10,266	11,565	(11.2)%

Mass markets connections:
Access lines:
Consumer primary lines	5,218	5,961	(12.5)%
Consumer additional lines	437	543	(19.5)%
Small business lines	1,185	1,292	(8.3)%
Total access lines	6,840	7,796	(12.3)%
Other connections:
Broadband subscribers (7)	2,974	2,847	4.5%
Video subscribers	880	798	10.3%
Wireless subscribers (7)	850	717	18.5%
Total other connections	4,704	4,362	7.8%
Total mass markets connections	11,544	12,158	(5.1)%

	Three Months Ended December 31,
	2009	2008	% Change
Consumer ARPU (in dollars) (9):	$60	$57	5.4%
Wholesale minutes of use from carriers and CLECs (in millions)	8,100	9,440	(14.2)%

(1) We have reclassified certain prior year segment amounts to conform to the current quarter presentation.

(2) We centrally manage revenue from USF (Universal Service Fund) surcharges, consequently, it is not assigned to any of our segments.

(3) Segment margin percentage represents segment income as a percentage of segment revenue.  Segment income is net of direct costs incurred by the segment, such as segment specific employee-costs, bad debt, equipment sales costs and other non-employee related costs.  Additionally, we assign other expenses to the segments using an activity-based costing methodology.  Assigned expenses include network expenses, facility costs, and various other costs.

(4) Our strategic services are primarily private line, broadband, Qwest iQ Networking®, hosting, video, VoIP and Verizon Wireless services.

Our legacy services are primarily local, long-distance, access, traditional WAN, ISDN, and other more traditional telecommunications services.

Data integration is telecommunications equipment located on customers’ premises and related professional services. These services include network management, installation and maintenance of data equipment and building of proprietary fiber-optic broadband networks for our governmental and business customers.

Our Qwest-branded wireless services are wireless services that we provided through our mass markets segment under a previous arrangement with a different wireless provider. This arrangement ended on October 31, 2009.

(5) Wholesale markets access lines include UNE (Unbundled Network Elements) lines.

(6) Business markets access lines include approximately 403,000 and 485,000 of affiliate access lines as of December 31, 2009 and 2008, respectively.

(7) Broadband and wireless subscribers include an immaterial amount of business markets customers.

(8) Capital expenditures exclude assets acquired through capital leases.

(9) Consumer ARPU (Average Revenue Per Unit) is measured as consumer revenue, which includes revenue from strategic and legacy services in the period divided by the average number of primary access lines for the period. We believe this metric can be a useful measure of the revenue performance of our consumer business within our mass markets segment on a per-customer basis. We use ARPU internally to assess the revenue performance of our consumer business within our mass markets segment and the impact on this business of periodic customer initiatives and product roll-outs. ARPU is not a measure determined in accordance with accounting principles generally accepted in the United States of America, or GAAP, and should not be considered as a substitute for our mass markets segment revenue or any other measure determined in accordance with GAAP.

ATTACHMENT E

QWEST COMMUNICATIONS INTERNATIONAL INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (1)

(UNAUDITED)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2009	2008	2009	2008
	(Dollars in millions)
Operating revenue	$2,994	$3,315	$12,311	$13,475
Cost of sales (exclusive of depreciation and amortization)	(924)	(1,023)	(3,718)	(4,585)
Selling expenses	(459)	(551)	(1,961)	(2,208)
General, administrative and other operating expenses	(582)	(581)	(2,346)	(2,231)
EBITDA (2)	$1,029	$1,160	$4,286	$4,451

EBITDA—as adjusted (3):	$1,085	$1,179	$4,415	$4,547
Less: Legal reserve	—	—	(16)	(40)
Less: Property tax settlement	—	—	—	40
Less: Realignment, severance and related costs	(56)	(19)	(113)	(96)

EBITDA (2):	1,029	1,160	4,286	4,451
Depreciation and amortization	(579)	(601)	(2,311)	(2,354)
Total other (expense) income—net	(273)	(269)	(1,072)	(1,046)
Income tax expense	(69)	(113)	(241)	(399)
Net income	$108	$177	$662	$652

EBITDA margin percentage—as adjusted (3):
EBITDA—as adjusted	$1,085	$1,179	$4,415	$4,547
Divided by total operating revenue	$2,994	$3,315	$12,311	$13,475
EBITDA margin percentage—as adjusted	36.2%	35.6%	35.9%	33.7%

EBITDA margin percentage (2):
EBITDA	$1,029	$1,160	$4,286	$4,451
Divided by total operating revenue	$2,994	$3,315	$12,311	$13,475
EBITDA margin percentage	34.4%	35.0%	34.8%	33.0%

Free cash flow from operations (4):
Cash provided by operating activities	$876	$908	$3,307	$2,931
Less: expenditures for property, plant and equipment and capitalized software	(386)	(361)	(1,409)	(1,777)
Free cash flow from operations	490	547	1,898	1,154
Add: certain one-time settlement payments	16	46	32	285
Adjusted free cash flow from operations	$506	$593	$1,930	$1,439

ATTACHMENT E

(CONTINUED)

QWEST COMMUNICATIONS INTERNATIONAL INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(UNAUDITED)

	December 31,
	2009	2008
	(Dollars in millions)
Net debt (5):
Current portion of long-term borrowings	$2,196	$820
Long-term borrowings—net	12,004	12,735
Total borrowings—net	14,200	13,555
Less: cash and cash equivalents	(2,406)	(565)
Net debt	$11,794	$12,990

Ratio of net debt to EBITDA—as adjusted (6):
Total net debt	$11,794	$12,990
Divided by EBITDA—as adjusted	$4,415	$4,547
Ratio of net debt to EBITDA—as adjusted	2.7	2.9

(1) Effective January 1, 2009, we adopted FSP APB 14-1. The adoption of this FSP resulted in us retrospectively adjusting previously reported net income and long-term borrowings—net for all periods presented.

(2) EBITDA and EBITDA margin percentage are non-GAAP financial measures.  Other companies may calculate these measures (or similarly titled measures) differently. We believe these measures provide useful information to investors in evaluating our capital-intensive business because they reflect our operating performance before the impacts of non-cash items and are indicators of our ability to service debt, pay taxes and fund discretionary spending such as capital expenditures. Management also uses EBITDA for a number of purposes, including setting targets for compensation and assessing the performance of our operations.

(3) EBITDA—as adjusted and EBITDA margin percentage—as adjusted are non-GAAP financial measures that reflect our operating performance before the impacts of certain non-cash items and after removing the effects of items that we believe are not representative of our core ongoing telecommunications operations, such as severance charges, restructuring charges and charges for securities-related litigation.  We provide this information to supplement our GAAP financial measures because we believe that investors commonly use this information to analyze the results of our core operations, to identify financial trends in these results and to compare our operating performance to that of our competitors.  Management also uses these measures for a number of purposes, including setting targets for compensation and assessing the performance of our operations.

(4) Free cash flow and adjusted free cash flow from operations are non-GAAP financial measures that indicate cash generated by our business after operating expenses, capital expenditures, interest expense and income tax expense/benefit. We believe these measures provide useful information to our investors for purposes of evaluating our ability to satisfy our debt and other mandatory payment obligations and because they reflect cash flows available for financing activities and voluntary debt repayment.  This is of particular relevance for our business given our significant debt balance. We also use free cash flow and adjusted free cash flow from operations internally for a variety of purposes, including setting targets for compensation and budgeting our cash needs. These measures are not determined in accordance with GAAP and should not be considered as a substitute for “income before income taxes” or “cash provided by operating activities” or any other measure determined in accordance with GAAP.  Due to the forward-looking nature of expected free cash flow amounts for 2010, information to reconcile this non-GAAP financial measure is not available at this time.

(5) Net debt is a non-GAAP financial measure that we calculate as our total borrowings (current plus long-term) less our cash and cash equivalents.  We believe net debt is helpful in analyzing our leverage, and management uses this measure in making decisions regarding potential financings.  Net debt is not a measure determined in accordance with GAAP and should not be considered as a substitute for “current portion of long-term borrowings” or “long-term borrowings” or any other measure determined in accordance with GAAP.

(6) The ratio of net debt to EBITDA—as adjusted is a non-GAAP financial measure that we calculate as net debt divided by a rolling four quarters of EBITDA—as adjusted. Other companies may calculate this measure differently. We believe this measure provides useful information to our investors about our debt level relative to our performance and about our ability to meet our financial obligations.